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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 9, 2005

MAGNA ENTERTAINMENT CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30578 (Commission File Number)	98-0208374 (IRS Employer Identification No.)

337 Magna Drive Aurora, Ontario, Canada (Address of principal executive offices)		L4G 7K1 (Zip Code)
(905) 726-2462 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        On November 9, 2005, Magna Entertainment Corp. ("MEC") announced a definitive agreement to sell The Meadows, a standardbred racetrack in Washington County, Pennsylvania ("The Meadows"), pursuant to a stock purchase agreement dated as of November 8, 2005 (the "Purchase Agreement") with PA Meadows, LLC ("PA Meadows"). Washington Trotting Association, Inc. ("WTA"), Mountain Laurel Racing, Inc. ("MLR") and MEC Pennsylvania Racing, Inc. ("PAR"), each wholly owned subsidiaries of MEC, together with their respective wholly owned subsidiaries, are the entities through which MEC currently owns and operates The Meadows.

        Pursuant to the terms of the Purchase Agreement, PA Meadows has agreed to acquire all of the outstanding shares of WTA, MLR and PAR for a cash purchase price of $225,000,000. The purchase price is subject to a holdback agreement that allows PA Meadows to hold back $39,000,000 (the "Holdback Amount") of the purchase price at closing. The Holdback Amount will then be either paid to MEC over the course of the subsequent five years or reduced as a result of certain obligations (including indemnification obligations) of MEC and its subsidiaries to PA Meadows and its subsidiaries under the Purchase Agreement and the racing services agreement described below, in each case in accordance with the holdback agreement and the documents related thereto that will be entered into at closing, subject to certain conditions and adjustments. Twenty-five million dollars of the Holdback Amount (less reductions thereto from time to time) will accrue interest.

        Additionally, at closing, wholly owned subsidiaries of PA Meadows and MEC will enter into a racing services agreement (the "Racing Services Agreement") pursuant to which MEC's subsidiary will continue to manage racing operations at The Meadows on behalf of PA Meadows and its subsidiaries for a minimum term of 5 years, subject to earlier termination under certain circumstances described therein. Under the Racing Services Agreement, MEC and its subsidiary party thereto will retain all profits from the racing operations and will agree to indemnify the subsidiaries of PA Meadows for (i) all obligations and liabilities of the racing operations occurring, existing or arising prior to the closing, other than certain environmental and tax matters to be governed by the Purchase Agreement, (ii) all obligations and liabilities of the racing operations arising out of or related to acts, omissions, event or occurrences that take place during the term of the Racing Services Agreement, (iii) any breach of representation or warranty or failure to perform any obligation, covenant or agreement made in the Racing Services Agreement, and (iv) certain other matters set forth therein.

        The sale of The Meadows is subject to certain regulatory approvals and certain other conditions in the Purchase Agreement. The regulatory approvals include receipt of approval from the Pennsylvania Harness Racing Commission and receipt by The Meadows of a Conditional Category 1 slot license pursuant to the Pennsylvania Race Horse Development and Gaming Act. The Purchase Agreement includes other conditions that must be satisfied or waived prior to closing. The closing of the sale is expected to occur by the end of MEC's third fiscal quarter in 2006.

        The foregoing summary description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 10.1. The Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about MEC. The Purchase Agreement contains representations and warranties that the parties made to, and solely for the benefit of, each other. The statements contained in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since there were made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the MEC's public disclosures.

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Item 7.01    REGULATION FD.

        On November 9, 2005, MEC issued a press release announcing the execution of a definitive agreement for the sale of WTA, MLR and PAR to PA Meadows. A copy of MEC's press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference in its entirety.

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(a)
Not applicable.

(b)
Not applicable.

(c)
Not applicable.

(d)
Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated November 8, 2005, between Magna Entertainment Corp. and PA Meadows, LLC
99.1	Press release of MEC dated November 9, 2005

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
Dated: November 14, 2005
	By:	/s/ BLAKE TOHANA Blake Tohana, Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated November 8, 2005, between Magna Entertainment Corp. and PA Meadows, LLC
99.1	Press release of MEC dated November 9, 2005

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